August 12, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sirs/Mesdames:

Re:	TransGlobe Energy Corporation Registration Statement on Form S-8 Registering Shares
Issuable Under the TransGlobe Energy Corporation 2003 Stock Option Plan

We are Canadian counsel for TransGlobe Energy Corporation (the "Company"). We write to provide our opinion in connection with the filing of the Registration Statement on Form S-8 of the Company registering 7,103,580 common shares of the Company’s Common Stock issuable pursuant to the exercise of stock options granted or that may be granted by the Company pursuant to its 2003 Stock Option Plan (the "Plan").

We have made or caused to be made such investigations and examined originals or copies certified or otherwise identified to our satisfaction, of such records and corporate proceedings, certificates and other documents that we have considered relevant to this opinion. We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or confirmed copies or facsimiles.

The opinions expressed herein are limited to the application of the laws of the province of Alberta and the laws of Canada applicable therein, in effect on the date hereof.

Based on and subject to the foregoing, we are of the opinion that the Common Stock issuable by the Company pursuant to the exercise of options granted under the Plan, when issued against receipt of the consideration therefor in accordance with the provisions of the Plan and the definitive option agreements governing the issuance of the options, will be validly issued, fully paid and non-assessable upon the exercise of the stock options in accordance with the terms thereof.

This opinion may be delivered only to the Securities and Exchange Commission (the "SEC") and is solely for the benefit of the SEC in connection with the filing of the Registration Statement on Form S-8 of the Company. This opinion may not be relied upon by the SEC for any other purpose or by any other person, firm, or corporation for any purpose without the prior written consent of this firm.

We hereby consent to the filing of this opinion as an exhibit to the registration statement referred to above and the use of our name wherever it appears in said registration statement.

Respectfully submitted,

(signed) "Burnet, Duckworth & Palmer LLP"